Exhibit 99.1

Investor Relations:	Public Relations:
Doug Miller	Steve Gabriel
Synplicity, Inc.	Porter Novelli
408/215-6000	408/369-1500
ir@synplicity.com	steve.gabriel@porternovelli.com

SYNPLICITY ANNOUNCES FINANCIAL RESULTS

FOR THE QUARTER ENDED SEPTEMBER 30, 2004

Highlights:

•	Third quarter GAAP net income of $646,000, or $0.02 per diluted share

•	Third quarter pro forma net income of $907,000, or $0.03 per diluted share

•	ASIC synthesis quarterly bookings increased nearly 60 percent year over year

•	Entered into a structured / platform ASIC development agreement with Fujitsu

•	First sales of Synplify® DSP product

SUNNYVALE, Calif., October 20, 2004 — Synplicity, Inc. (Nasdaq: SYNP), a leading supplier of software for the design and verification of semiconductors, today announced financial results for the quarter ended September 30, 2004. Revenue for the quarter ended September 30, 2004 was $14.1 million, a 13 percent increase from revenue of $12.5 million for the quarter ended September 30, 2003 and a one percent sequential decrease from revenue of $14.2 million for the quarter ended June 30, 2004.

On a generally accepted accounting principles (GAAP) basis, net income was $646,000, or $0.02 per diluted share, for the quarter ended September 30, 2004, which included amortization of intangible assets from acquisitions of $223,000 and stock-based compensation expense of $38,000. For the quarter ended September 30, 2003, GAAP net income was $409,000, or $0.02 per diluted share, which included amortization of intangible assets of $223,000 and stock-based compensation expense of $98,000. For the quarter ended June 30, 2004, GAAP net income was $469,000, or $0.02 per diluted share, which included amortization of intangible assets from acquisitions of $222,000 and stock-based compensation expense of $57,000.

Pro forma net income was $907,000, or $0.03 per diluted share, for the quarter ended September 30, 2004, compared to pro forma net income of $730,000, or $0.03 per diluted share, for the quarter ended September 30, 2003, and pro forma net income of $748,000, or $0.03 per diluted share, for the quarter ended June 30, 2004. Pro forma figures exclude the impact of amortization of intangible assets and stock-based compensation expense. A reconciliation of GAAP to pro forma net income (loss) is included with this press release.

For the nine months ended September 30, 2004, revenue was $41.9 million, a 15 percent increase from revenue of $36.3 million for the nine months ended September 30, 2003. For the nine months ended September 30, 2004, Synplicity had a GAAP net income of $1.4 million, or $0.05 per diluted share, compared to net loss of

$822,000, or $0.03 per diluted share, for the nine months ended September 30, 2003. Pro forma net income was $2.2 million, or $0.08 per diluted share, for the nine months ended September 30, 2004, compared to pro forma net income of $209,000, or $0.01 per diluted share, for the nine months ended September 30, 2003.

“In the third quarter, we completed our executive team, signed with Fujitsu as our third major structured/platform ASIC development partner, and sold our first few licenses of Synplify DSP,” said Gary Meyers, President and CEO. “Despite softness in the overall EDA market and a significant increase in the level of our time-based business, we achieved double-digit revenue growth year over year, and with careful expense management, we had our most profitable quarter in over three years. I am pleased with our progress and excited to be in this new role,” Meyers concluded.

Business Outlook

The following statements are based on current expectations. We do not intend to update, confirm or change this guidance until our earnings conference call to discuss our fourth quarter 2004 results, although we may provide additional detail regarding our guidance on today’s scheduled call.

•	Revenue for the fourth quarter of 2004 is expected to range from $14.2 million to $14.4 million

•	GAAP operating expenses for the fourth quarter of 2004 are expected to increase approximately two percent sequentially from the third quarter of 2004

•	GAAP and pro forma net income per fully diluted share for the fourth quarter of 2004 are expected to be the same as the third quarter of 2004

•	Revenue for 2004 is expected to be approximately $56 million

•	GAAP operating expenses for 2004 are expected to increase by approximately eight percent from 2003, as compared to previous guidance of 10 percent

•	GAAP net income per fully diluted share for 2004 is expected to be approximately $0.08, as compared to previous guidance of $0.07

•	Pro forma net income per fully diluted share for 2004 is expected to be approximately $0.11

Audio Webcast

Synplicity’s earnings call will be webcast today at 1:15 p.m. Pacific, and may be accessed at http://investor.synplicity.com or at http://www.firstcallevents.com. Synplicity will discuss its third quarter 2004 results and 2004 business outlook. Following completion of the call, a rebroadcast of the webcast will be available at http://investor.synplicity.com through December 31, 2004. For those without access to the Internet, a replay of the call will be available from 5:00 p.m. Pacific on October 20, 2004 through October 27, 2004. To listen to a replay, call (719) 457-0820, access code 966283.

Use of Non-GAAP Financial Measures

This press release includes financial measures for net income (loss) and net income (loss) per share that exclude certain non-cash charges and that have not been calculated in accordance with GAAP. These measures differ from GAAP in that they exclude the amortization of intangible assets from acquisitions and stock-based compensation expense for stock options granted prior to Synplicity’s initial public offering. Synplicity has previously provided these measurements in addition to GAAP financial results because it believes they provide a consistent basis for comparison between quarters that is not influenced by certain non-cash expenses and therefore are helpful to understanding Synplicity’s underlying operational results. Further, these non-GAAP measures are some of the primary measures Synplicity’s management uses for planning and forecasting. These measures should not be considered an alternative to GAAP, and these non-GAAP measures may not be comparable to information provided by other companies.

About Synplicity

Synplicity, Inc. (Nasdaq: SYNP) is a leading supplier of innovative synthesis, verification and physical implementation software solutions that enable the rapid and effective design and verification of semiconductors. Synplicity’s high-quality, high-performance tools significantly reduce costs and time-to-market for FPGA, structured/platform ASIC and cell-based/COT ASIC designers. The company’s underlying Behavior Extracting Synthesis Technology® (BEST™), which is embedded in its logical, physical and verification tools, and has led to Synplicity’s top position in FPGA synthesis, now provides the same fast runtimes and quality of results to ASIC and COT customers. The company’s fast, easy-to-use products support industry standard design languages (VHDL and Verilog) and run on popular platforms. Synplicity employs over 280 people in its 20 facilities worldwide. Synplicity is headquartered in Sunnyvale, California. For more information, visit http://www.synplicity.com.

Forward-Looking Statements

This press release contains forward-looking statements including, but not limited to, statements regarding Synplicity’s business outlook for revenue, operating expenses, net income and net income per share. These statements relate to future events and involve known and unknown risks, uncertainties and other factors that may cause Synplicity’s actual financial results, levels of activity, performance or achievements to differ materially from those expressed or implied by the forward-looking statements. In some cases, you will be able to identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue” or the negative of these terms or other comparable terminology. Forward-looking statements are only predictions and actual events or results may differ materially. Synplicity cannot provide any assurance that its future results will meet expectations. Synplicity’s operating results could differ materially due to a number of factors, including the performance and quality of both its FPGA and ASIC software products relative to its competitors’ products, the market acceptance of structured ASICs and the growth of its ASIC synthesis business. For additional information and considerations regarding the risks faced by Synplicity, see its annual report on Form 10-K for the year ended December 31, 2003 as filed with the Securities and Exchange Commission, as well as other periodic reports filed with the SEC from time to time including its quarterly reports on Form 10-Q. Although Synplicity believes that the expectations reflected in the forward-looking statements are reasonable, Synplicity cannot guarantee future results, levels of activity, performance or achievements. In addition, neither Synplicity nor any other person assumes responsibility for the accuracy or completeness of these forward-looking statements. Synplicity disclaims any obligation to update information contained in any forward-looking statement.

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Synplicity, Synplify and Behavior Extracting Synthesis Technology are registered trademarks of Synplicity, Inc. BEST is a trademark of Synplicity Inc. All other names mentioned herein are the trademarks or registered trademarks of their owners.

SYNPLICITY, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands)

	September 30, 2004	December 31, 2003
	(unaudited)
Assets:
Current assets:
Cash, cash equivalents and short-term investments	$47,558	$45,374
Accounts receivable, net	7,669	8,024
Other current assets	1,698	2,054

Total current assets	56,925	55,452
Property and equipment, net	2,753	2,941
Goodwill	1,272	1,272
Intangible assets, net	2,571	3,237
Other assets	753	559

Total assets	$64,274	$63,461

Liabilities and Shareholders’ Equity:
Current liabilities:
Accounts payable	$810	$1,098
Accrued liabilities	1,843	1,756
Accrued compensation	2,696	3,328
Deferred revenue	15,561	15,228

Total current liabilities	20,910	21,410
Shareholders' equity:
Common stock	55,243	55,601
Additional paid-in capital	3,452	3,453
Deferred stock-based compensation	(116)	(275)
Accumulated deficit	(14,787)	(16,198)
Accumulated other comprehensive loss	(428)	(530)

Total shareholders’ equity	43,364	42,051

Total liabilities and shareholders’ equity	$64,274	$63,461

SYNPLICITY, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Revenue:
License	$7,733	$6,924	$23,197	$20,354
Maintenance	6,387	5,622	18,656	15,994

Total revenue	14,120	12,546	41,853	36,348
Cost of revenue:
Cost of license	89	46	448	202
Cost of maintenance	619	544	1,816	1,592
Amortization of intangible assets from acquisitions	223	223	668	664

Total cost of revenue	931	813	2,932	2,458

Gross profit	13,189	11,733	38,921	33,890
Operating expenses:
Research and development	6,070	5,455	17,456	15,875
Sales and marketing	4,909	4,955	15,934	15,333
General and administrative	1,651	1,151	4,141	3,567
Stock-based compensation	38	98	157	367

Total operating expenses	12,668	11,659	37,688	35,142

Income (loss) from operations	521	74	1,233	(1,252)
Other income, net	155	110	410	465

Income (loss) before income taxes	676	184	1,643	(787)
Income tax provision	30	(225)	232	35

Net income (loss)	$646	$409	$1,411	$(822)

Net income (loss) per share:
Basic and diluted net income (loss) per share:	$0.02	$0.02	$0.05	$(0.03)

Shares used in basic per share calculation	26,014	25,583	25,994	25,586

Shares used in diluted per share calculation	26,858	27,052	27,460	25,586

SYNPLICITY, INC.

RECONCILIATION OF GAAP TO PRO FORMA NET INCOME (LOSS)

(in thousands, except per share data)

(unaudited)

	Three Months Ended			Nine Months Ended
	September 30,		June 30,	September 30,
	2004	2003	2004	2004	2003
GAAP net income (loss)	$646	$409	$469	$1,411	$(822)
Amortization of intangible assets from acquisitions	223	223	222	668	664
Stock-based compensation	38	98	57	157	367

Pro forma net income	$907	$730	$748	$2,236	$209

Pro forma net income per share:
Pro forma net income per common share	$0.03	$0.03	$0.03	$0.08	$0.01

Shares used in pro forma per share calculation	26,858	27,052	27,623	27,460	26,403

	Quarter Ending December 31, 2004	Year Ending December 31, 2004
	(Forward-Looking)
GAAP net income per diluted share	$0.02	$0.08
Amortization of intangible assets from acquisitions	0.01	0.03
Stock-based compensation	—	—

Pro forma net income per diluted share	$0.03	$0.11